Exhibit 10.5

3COM CORPORATION

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between Anik Bose (the “Employee”) and 3Com Corporation (the “Company”).

R E C I T A L S

A.                                   It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.  The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B.                                     The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.                                     The Board believes that it is imperative to provide the Employee with severance benefits upon Employee’s termination of employment within 3 months prior to or within 12 months following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.                                    Certain capitalized terms used in the Agreement are defined in Section 5 below.

The parties hereto agree as follows:

1.               Term of Agreement.  This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.               At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause.  If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans or pursuant to other written agreements with the Company.

3.               Change of Control Severance Benefits.

(a)          Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Within Three (3) Months Prior to or Within Twelve (12) Months Following A Change of Control.  If, within three (3) months prior to or within twelve (12) months following a Change of Control, Employee’s employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by the Employee pursuant to a Voluntary Termination for Good Reason, then, subject to Employee entering into a standard form of mutual release of claims with the Company in substantially the form attached hereto as Exhibit A, the Company shall provide Employee with the following benefits upon such termination:

(i)                                     Lump-Sum Payment.  A lump-sum cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation;

(ii)                                  Continued Employee Benefits. The Company shall provide Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the termination of employment and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the termination of employment (the “Company-Paid Coverage”).  If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense.  Company-Paid Coverage shall continue until the earlier of (i) two years from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage.  For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

(iii)                               Pro-Rated Bonus Payment.  A lump-sum cash payment equal to 100% of such Employee’s target bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five.

(iv)                              Equity Compensation Accelerated Vesting.  One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee shall automatically be accelerated in full so as to become completely vested; provided, however, that if this is due to a termination occurring within three months prior to a Change of Control, such acceleration shall become effective upon the date of the Change of Control.

(v)                                 Extension of Stock Option Post-Termination Exercisability.  The post-termination exercise period of any outstanding Company stock options held by Employee shall be extended to the lesser of (A) one year from the date of Employee’s termination, or (B) the original option term.

(b)         Voluntary Resignation; Termination For Cause.  If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

(c)          Disability; Death.  If the Employee’s employment with the Company terminates as a result of the Employee’s Disability, or if Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

(d)         Termination Apart from Change of Control.  In the event the Employee’s employment is terminated for any reason, either prior to three (3) months before the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefits plans or pursuant to other written agreements with the Company.

4.               Golden Parachute Excise Taxes.

(a)          Parachute Payments of Less than 3.59 x Base Amount.  In the event that the benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is less than the product obtained by multiplying 3.59 by Employee’s “base amount” within the meaning of  Code Section 280G(b)(3), then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code.

(b)         Parachute Payments Equal to or Greater than 3.59 x Base Amount.  In the event that the benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the excise tax imposed by Section 4999 of the Code, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the proposed Treasury Regulations thereunder (or the final Treasury Regulations, if they have then been adopted) is equal to or greater than the product obtained by multiplying 3.59 by Employee’s “base amount” within the meaning of  Code Section 280G(b)(3), then the Employee shall receive (i) a payment from the

Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence.

(c)          280G Determinations.       Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid or reduced under this Section 4 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.               Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)          Annual Compensation.  “Annual Compensation” shall mean an amount equal to the sum of (i) the Employee’s Company annual base salary as in effect immediately preceding the Change of Control, and (ii) 100% of the Employee’s Target Bonus.

(b)         Target Bonus.  “Target Bonus” shall mean Employee’s annual bonus, assuming 100% “on target” satisfaction of any objective or subjective performance milestones.

(c)          Cause.  “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(d)         Change of Control.  “Change of Control” means the occurrence of any of the following events:

(i)                                     Any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii)                               The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)                              A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(e)          Disability.  “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment.  In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f)            Person.  “Person” shall have the same meaning accorded to such term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

(g)         Voluntary Termination for Good Reason.  “Voluntary Termination for Good Reason” shall mean the Employee voluntarily resigns after the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the consummation of a Change of Control (as, for example, when the Company’s Vice President, Corporate Business Development remains as such following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” (ii) without the Employee’s express written consent, a material reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from the Employee’s then present location, without the Employee’s express written consent; or (vi) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.

6.               Non-Solicitation.  In consideration for the severance benefits Employee is to receive herein, if any, Employee agrees that he or she will not, at any time during the one year following his or her termination date, directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

7.               Successors.

(a)          Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)         Employee’s Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.               Notice.

(a)          General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service.  In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)         Notice of Termination.  Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice).  The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

9.               Miscellaneous Provisions.

(a)          No Duty to Mitigate.  The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

(b)         Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by two authorized officers of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)          Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

(d)         Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e)          Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officers.

COMPANY		3COM CORPORATION

	By:	/s/ Bruce L. Claflin
BRUCE L. CLAFLIN

Title: President & CEO

EMPLOYEE	By:	/s/ Anik Bose
Anik Bose

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (“Release”) is made by and between 3Com Corporation, Inc. (the “Company”) and                                                (“Employee”).

RECITALS

WHEREAS, the Company and Employee (collectively referred to as “the Parties”) have agreed that Employee is to receive certain severance benefits pursuant to the agreement to which this Release is attached as Exhibit A (the “Management Retention Agreement”);

NOW THEREFORE, in connection with the promises made herein and in the Management Retention Agreement, the Company and Employee hereby agree as follows:

1.               Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall  continue to comply with the terms and conditions of the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Employee.

2.               Payment of Salary.  The Company represents and Employee acknowledges and represents that the Company has paid (or will pay pursuant to the terms of the applicable plan or program and the Management Retention Agreement) all salary, wages, bonuses, commissions, accrued vacation and expense reimbursements and any and all other benefits due to Employee through the date of signing of this Release.

3.               Release of Claims.  Employee agrees that the severance benefits provided pursuant to the Management Retention Agreement represent settlement in full of all outstanding obligations owed to Employee by the Company or any subsidiary of the Company.  Employee and the Company, on behalf of themselves and their respective heirs, agents, representatives, immediate family members, executors, assigns, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, hereby fully and forever release each other and their respective heirs, agents, representatives, immediate family members, executors, assigns, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee or the Company may possess against each other from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation,

(a)          any and all claims relating to or arising from Employee’s relationship with the Company or any subsidiary of the Company and the termination of that relationship;

(b)         any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

(d)         any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code and all amendments to each such Act as well as the regulations issued thereunder;

(e)          any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)         any and all claims for attorneys’ fees and costs.

Notwithstanding anything to the contrary in this Section 3, nothing in this Release is intended to relieve the Company of its obligations under California Labor Code section 2802 or any other federal or state statute or common law principle of similar effect, and the release set forth under this Section 3 does not  extend to any obligations incurred under such statutes or principles or this Release.  Employee and the Company agree that the release set forth in this Section 3 shall otherwise be and remain in effect in all respects as a complete general release as to the matters released.

4.               Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Employee acknowledges that the consideration given for this waiver and Release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Release; (b) he has at least twenty-one (21) days within which to consider this Release; (c) he has seven (7) days following the execution of this Release by the Parties to revoke the Release; and (d) this Release shall not be effective until the revocation period has expired.  Any revocation should be in writing and delivered

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to a member of the Board of Directors by close of business on the seventh day from the date that Employee signs this Release.

5.               Civil Code Section 1542.  Employee and the Company represent that they are not aware of any claim other than the claims that are released by this Release.  Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

6.               No Pending or Future Lawsuits.  Employee and the Company represent to each other that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against each other or any other person or entity referred to herein.  Employee and the Company also represent to each other that as of the Effective Date, they do not have any basis for, and do not intend to bring any claims on their behalf or on behalf of any other person or entity against each other or any other person or entity referred to herein.

7.               No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any lawsuits, disputes, claims, charges, or complaints by any third party against the Company (including any subsidiary of the Company, and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company or any subsidiary in his, her or its capacity as such on behalf of the Company or any subsidiary) unless under a subpoena, court order or otherwise required by law to do so.

8.               Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of the Management Retention Agreement and this Release.  Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid thereunder by the Company and any penalties or assessments thereon.

9.               Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release.

10.         Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms

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and conditions of this Release.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11.         No Representations.  Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release.

12.         Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

13.         Entire Agreement.  This Release, the Management Retention Agreement and the Confidential Information and Invention Assignment Agreement previously entered into by and between the Company and Employee represent the entire agreement and understanding between the Company and Employee concerning the subject matter herein, and supersede and replace any and all prior agreements and understandings.

14.         No Oral Modification.  This Release may only be amended in writing signed by Employee and a duly authorized officer (other than Employee) of the Company.

15.         Effective Date.  This Release is effective eight days after it has been signed by both Parties (the “Effective Date”).

16.         Counterparts.  This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.         Voluntary Execution of Release.  This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)          They have read this Release;

(b)         They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)          They understand the terms and consequences of this Release and of the releases it contains;

(d)         They are fully aware of the legal and binding effect of this Release.

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IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

3Com Corporation

Dated:
By:

EMPLOYEE, an individual

Dated: